EXHIBIT 13

                               PURCHASE AGREEMENT

      The Munder Framlington Funds Trust ("Framlington"), a Massachusetts Business Trust, on behalf of the Munder Framlington Emerging Markets Fund, the Munder Framlington Healthcare Fund and the Munder Framlington International Growth Fund (together, the "New Portfolios"), and Funds Distributor, Inc. ("Funds Distributor"), a Massachusetts Corporation, hereby agree as follows:


      1. Framlington hereby offers Funds Distributor and Funds Distributor hereby purchases at least one share of each of the Class A, Class B, Class C, Class Y and Class K shares of each of the New Portfolios of the Trust at $10.00 per share (hereafter "Shares"). Funds Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares of the Class A, Class B, Class C, Class K and Class Y Shares, and the Trust hereby acknowledges receipt from Funds Distributor of funds in the amount of $100,000 in full payment for the Shares.

      2. Funds Distributor represents and warrants to Framlington that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      3. Funds Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date that Framlington begins its investment activities, Funds Distributor will pay, or cause such transferee to pay, to Framlington an amount equal to the number resulting from multiplying the Company's total unamortized costs by a fraction, the numerator of which is equal to the number of Shares redeemed by Funds Distributor or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of ________, 199_.



Attest:                                   THE MUNDER FRAMLINGTON FUNDS TRUST

                              By:

           (SEAL)

Attest:                                   FUNDS DISTRIBUTOR, INC.

                              By:

           (SEAL)